Exhibit 99.1

SUBSCRIPTION AGREEMENT

Infinity Oil & Gas Company
750 Broadway
Woodmere, New York 11598

Dear Sirs:

Concurrent with execution of this Agreement, the undersigned (the “Purchaser”) is purchasing _______________________________________________ (__________) shares of Common Stock of Infinity Oil & Gas Company (the “Company”) at a price of $0.25 per Share (the “Subscription Price”).

Purchaser hereby confirms the subscription for and purchase of said number of shares and hereby agrees to pay herewith the Subscription Price for such Shares.

Purchaser further confirms that Ms. Betty Sytner and Ms. Eileen Friedman solicited him/her/it to purchase the shares of Common Stock of the Company and no other person participated in such solicitation other than Ms. Sytner and Ms. Friedman.

MAKE CHECK PAYABLE TO:        INFINITY OIL & GAS COMPANY

Executed this _____ day of ___________________, 2012.

Name of Purchaser	Signature of Purchaser

Address of Purchaser

Printed Name of Purchaser

PLEASE ENSURE FUNDS ARE IN US DOLLARS

	X $0.25	=	US$___________
Number of Shares Purchased			Total Subscription Price

Form of Payment:	Cash: ____________	Check #: ____________	Other: _______________

INFINITY OIL & GAS COMPANY

By:

Title: